Exhibit 2.1
          Amendment No. 1 to Agreement and Plan of Merger dated as of August 31, 2007 (this “Amendment”) among:
          (i) H&E Equipment Services, Inc., a Delaware corporation (“H&E”);
          (ii) HE-JWB Acquisition, Inc., a Virginia corporation and wholly-owned subsidiary of H&E (“HE-JWB”);
          (iii) J.W. Burress, Incorporated, a Virginia corporation (“Burress”);
          (iv) the shareholders of Burress identified as such on the signature page to this Agreement (“Burress Shareholders”); and
          (v) Richard S. Dudley, in his capacity as “Burress Shareholders Representative”.
     Each of H&E, HE-JWB, Burress and Burress Shareholders Representative each of Burress Shareholders is herein each referred to as a “Party”, and together referred to as the “Parties”. Any reference herein to Burress shall mean and include also its Predecessors.
Recitals
     A. The Parties are party to the Agreement and Plan of Merger dated as of May 15, 2007 (the “Agreement and Plan of Merger”). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Agreement and Plan of Merger.
     B. The Parties desire that the Agreement and Plan of Merger be amended as provided herein.
Agreement
     Now, therefore, in consideration of the mutual covenants contained herein, and intending to be legally bound hereby, the Parties agree as follows.
     1. Amendment of Recitals. Recital B of the Member Agreement is hereby amended and restated as follows:
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     B. The Parties desire that, as of the Effective Time, HE-JWB will be merged with and into Burress, with Burress as the surviving corporation as provided in Article III (the “Merger”), and all of the outstanding Burress Equity Equivalents will be converted into the right to receive the Closing Net Proceeds to Burress Shareholders and the Supplemental Proceeds to Burress Shareholders in the manner set forth herein. As a result of the Merger, Burress will become a wholly-owned direct subsidiary of H&E and 100% of the Burress Equity Equivalents will be owned by H&E; the foregoing, together with the other transactions contemplated by this Agreement and the other Transaction Documents, being herein together referred to individually and collectively as the “Transaction”.
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     2. Amendment of Definitions.
          (a) The following definitions contained in Section 2.1 of the Agreement and Plan of Merger are hereby amended and restated as follows:
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          “Hitachi Adjusted EBITDA” means the earnings derived solely from operations related to the sale and leasing of the inventory of vehicles and equipment of Burress manufactured by Hitachi owned by Burress for the 12-month period ending as of June 30, 2007, before any expense or charge in respect of interest, Taxes based on income (but Taxes not based on income of Burress shall be included in the calculation of the Hitachi Adjusted EBITDA), depreciation and amortization, determined in a manner consistent with the 2006 Audited Financial Statements. In determining Hitachi Adjusted EBITDA and non-Hitachi Adjusted EBITDA, all costs, expenses and deductions of Burress which are not clearly related to or identified with earnings derived from the sale and leasing of vehicles and equipment manufactured by Hitachi or non-Hitachi vendors shall be allocated with respect to earnings derived from Hitachi and non-Hitachi vendors pro rata based on the sales and revenue derived from such sales and leasing.
          “Hitachi Fleet Premium” means $4.0 million, which represents the agreed net present value of the revenues of Burress projected to be derived by Burress from the sale and rental of the Hitachi Fleet (excluding any New Hitachi Fleet) during the three-year period ending June 30, 2010.
          “Hitachi Fleet Value” means the net book value (including after depreciation and obsolescence reserves) as of the Closing Date of the Hitachi Fleet (excluding any New Hitachi Fleet, except as provided in Section 2.3(e)) determined in a manner consistent with the 2006 Audited Financial Statements. Solely for purposes of example, the Hitachi Fleet Value (excluding the New Hitachi Fleet) is currently assumed (subject to confirmation by the Parties in accordance with this Agreement) to be $22,035,388 as of the Closing Date, subject to adjustment in accordance with Section 2.3.
          “Hitachi Indebtedness and Payables” means (i) the Indebtedness, payables and other obligations of Burress owed to the Hitachi Group as of the Closing Date (whether pursuant to floor plan financings, on open account or otherwise), including under or pursuant to the Hitachi Agreements, and (ii) the amount of any other Indebtedness outstanding as of the Closing Date which was incurred by Burress on or after June 30, 2007 and prior to the Closing where the proceeds of such Indebtedness was used to purchase parts, accessories, vehicles and equipment from the Hitachi Group.

Solely for purposes of example, the Hitachi Indebtedness and Payables is assumed to be $27,496,952 as of the Closing Date, subject to adjustment in accordance with Section 2.3.
          “Included Burress Indebtedness” means:
               (i) Burress Indebtedness (excluding Hitachi Indebtedness and Payables) outstanding as of June 30, 2007, net of cash as of such date, plus
               (ii) the Hitachi Indebtedness and Payables outstanding as of the Closing Date.
The Parties have no reason currently to believe that Schedule E-1 does not set forth all of the Included Burress Indebtedness as of June 30, 2007 (as if the Closing had occurred on such date); and the inclusion or exclusion of any items on Schedule E-1 shall not be determinative of whether such items are classifiable as Included Burress Indebtedness. Disclosure Schedule 5.16 lists all Contracts of Burress pursuant to which Indebtedness of Burress may be incurred by Burress subsequent to June 30, 2007 in the Ordinary Course of Business (“Additional Burress Indebtedness” and “Additional Burress Indebtedness Contracts”).
          “Initial Escrow Amount” means:
               (i) an amount equal to 7.5% of the sum of the Closing Estimate of the Initial Proceeds to Burress Shareholders (such amount to be fixed and not subject to adjustment notwithstanding any adjustment of the Closing Net Proceeds to Burress Shareholders under Section 2.3) and any Supplemental Hitachi Fleet Value and New Hitachi Fleet Proceeds to which Burress Shareholders may be entitled from time to time, to be deposited as of the Funding Time, or in the case of any Supplemental Hitachi Fleet Value and New Hitachi Fleet Proceeds when otherwise payable to Burress Shareholders, with the Escrow Agent under the Escrow Agreement (the foregoing being herein referred to as the “Closing Escrow Amount”); plus
               (ii) if the Hitachi Consent is obtained and the Supplemental Proceeds to Burress Shareholders is payable hereunder, an amount equal to 7.5% of the Supplemental Proceeds to Burress Shareholders (to the extent not included in the Closing Escrow Amount pursuant to clause (i) above), to be deposited on the first anniversary of the Closing Date with the Escrow Agent under the Escrow Agreement (the foregoing being herein referred to as the “Supplemental Escrow Amount”).
          “Initial Proceeds to Burress Shareholders” means (i) an amount equal to the product of 4.5 and the Non-Hitachi Adjusted EBITDA, less (ii) the Included Burress Indebtedness, plus (iii) the Hitachi Fleet Value and the Hitachi Fleet Premium, plus (iv) any Supplemental Hitachi Fleet Value, less (v) the amount by which the Closing Net Worth of Burress is less than $25.0 million, less (vi) an amount equal to $2.0 million less the dollar amount of any monetary benefit actually received by Burress in the unwinding of swap agreements prior to the Closing Date to which Burress is a party, less (vii) the amount by which the inventory of parts, accessories and attachments as of the Effective Time is less than (other than as a result of sales in the Ordinary Course of Business) the amount of the inventory of parts, accessories and attachments included in the balance sheet included in the most recent Interim Financial Statements, such calculation pursuant to this clause (vii) to be made promptly following the Closing and any payment by Burress Shareholders based thereon to be made immediately. Solely for purposes of example, the Initial Proceeds to Burress Shareholders is currently assumed (subject to confirmation by the Parties in accordance with this Agreement) to be $55,589,818, assuming the Hitachi Consent is not obtained; however, the foregoing does not include the receipt of the swap benefit to which reference is made in clause (vi) above when received (which is anticipated to be $139,140).
          “Non-Hitachi Adjusted EBITDA” of Burress means the earnings derived solely from operations (excluding extraordinary transactions and excluding the Hitachi Adjusted EBITDA) of Burress for the 12-month period ending as of June 30, 2007, before any expense or charge in respect of interest, Taxes based on income (but Taxes not based on income of Burress shall be included in the calculation of the Non-Hitachi Adjusted EBITDA), depreciation and amortization, determined in a manner consistent with the 2006 Audited Financial Statements, subject to the adjustments identified on Schedule B. In determining Hitachi Adjusted EBITDA and non-Hitachi Adjusted EBITDA, all costs, expenses and deductions of Burress which are not clearly related to or identified with earnings derived from the sale and leasing of vehicles and equipment manufactured by Hitachi or non-Hitachi vendors shall be allocated with respect to earnings derived from Hitachi and non-Hitachi vendors pro rata based on the sales and revenue derived from such sales and leasing.
          “Third Party Payments” means the sum of and includes (i) the cost of settlement of Burress Equity Equivalents, (ii) an amount equal to Burress Shareholders Expenses net of the Burress Shareholders Expense Allowance, to the extent such expenses are not paid prior to the Closing, (iii) any Bonus-Severance-Termination Liabilities, (iv) the cost to unwind swap agreements to which Burress is a party, (v) prepayment costs and expenses under Burress Indebtedness, (vi) costs and expenses payable under any Contracts of Burress as a result of or based upon the Transaction (including any consent fee), (vii) the Identified Environmental Remediation Costs, (viii) the fees and expenses of Special Counsel, (ix) Affiliate Obligations, excluding Liabilities accrued in the Ordinary Course of Business under the Continuing Affiliate Agreements identified on Disclosure Schedule 5.20, but including Liabilities incurred under such Continuing Affiliate Agreements outside the Ordinary Course of Business on or prior to the Closing Date and including Liabilities based on or arising out of any breach by Burress on or prior to the Closing Date of such Continuing Affiliate Agreements, (x) payments required pursuant to any payoff letter and Lien release commitment obtained pursuant to Section 4.2(b)(iii)(N), and (xi) withholding Taxes payable by Burress on any Bonus-Severance-Termination Liabilities.
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          (b) The following definitions contained in Schedule A to the Agreement and Plan of Merger are hereby amended and restated as follows:
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          “Burress Indebtedness” means (without duplication) all (i) indebtedness of Burress for money borrowed from others, reimbursement obligations of Burress with respect to letters of credit, and overdraws in respect of facilities or agreements for borrowed money (including the amount of any negative cash), excluding notes evidencing payables under floor plan financings, unless such notes are classified as Burress Indebtedness under clause (vi) below, (ii) Liabilities of Burress evidenced by notes, bonds, debentures or similar instruments (excluding notes evidencing payables under floor plan financings, unless such notes are classified as Burress Indebtedness under clause (vi) below), (iii) indebtedness of the type described in clauses (i) and (ii) above guaranteed in any manner by Burress, (iv) all indebtedness of the type described in clauses (i), (ii) and (iii) above secured by any Lien upon property owned by Burress, even though Burress has not in any manner become liable for the payment of such indebtedness, provided that such amount included in Burress Indebtedness shall not exceed the fair market value of such property as of the date of such determination if Burress has not in any manner become liable for the payment of such indebtedness, (v) all capitalized lease obligations of Burress, (vi) payables of Burress (whether pursuant to floor plan financings, on open account or otherwise and whether or not evidenced by notes) on which interest was accruing or payable as of June 30, 2007, and (vii) all interest expense accrued but unpaid, and all prepayment premiums and penalties, on or relating to any of such indebtedness; provided, however, that Burress Indebtedness shall not include any accounts payable (except as provided in clause (vi) above) and other similar current obligations of Burress incurred in the Ordinary Course of Business, but Burress Indebtedness shall include the current portion of any Burress Indebtedness described in the preceding clauses (i) through (vii). The Parties have no reason currently to believe that the list of floor plan financing notes on Schedule E-2 is Burress Indebtedness for purposes of clause (vi) of the preceding sentence; however, the inclusion or exclusion of such floor plan financing notes on Schedule E-2 shall not be determinative of whether such floor plan financing notes are classifiable as Burress Indebtedness under clause (vi) of the preceding sentence.
          “Burress Shareholders Expenses” means all expenses and charges incurred by Burress Shareholders or Burress in connection with the negotiation, execution and delivery of this Agreement and the other Transaction Documents and the consummation of the Transaction which are chargeable or invoiced to, or which may be Liabilities of, Burress but which have not been paid by Burress Shareholders on or prior to the Closing (including (i) the fees and expenses described in Sections 5.23 and 6.4, and (ii) any aggregate premiums payable by Burress in excess of $18,000 for any insurance obtained by Burress pursuant to Section 8.13).
          “Financing” means financing or lending arrangements by H&E in a net amount sufficient to fund its obligations as of the Funding Time under Section 2.2.

          “Hitachi Agreements” means and includes each and all of the following (as amended and in effect on the date of this Agreement): (i) the Dealer Agreement dated September 1, 1995 by and between J.W. Burress, Inc. and Hitachi Construction Machinery (America) Corporation; (ii) the Security Agreement dated September 1, 1995 by and between J.W. Burress, Inc. and Hitachi Construction Machinery (America) Corporation; (iii) the Authorized Construction Dealer Agreement dated November 13, 2001 by and between J.W. Burress, Inc. and Hitachi Construction Machinery (America) Corporation; (iv) the Security Agreement dated November 13, 2001 by and between J.W. Burress, Inc. and Hitachi Construction Machinery (America) Corporation; (v) the Dealer Security Agreement for Hitachi or Euclid Equipment dated May 7, 2002 by and between J.W. Burress, Inc. and John Deere Construction & Forestry Company; (vi) the Hitachi Plan for Retail and Lease Financing dated July 10, 2002 by and between J.W. Burress, Inc. and John Deere Construction & Forestry Company and Deere Credit, Inc.; (vii) the Floorplan and Security Agreement dated September 19, 2002 by and between J.W. Burress, Inc. and Hitachi Credit America Corp.; and (viii) the Authorized Hitachi Dealer Agreement dated June 20, 2003 by and between J.W. Acquisition, Inc. and John Deere Construction & Forestry Company.
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          (c) The definition of “Reedrill and Ritchie Accounts Receivables” contained in Schedule A to the Agreement and Plan of Merger is hereby deleted in its entirety.
          (d) The definition of “Purchase Price” contained in Schedule A to the Agreement and Plan of Merger is hereby deleted in its entirety. The first sentence of Section 8.10(b) of the Agreement and Plan of Merger is hereby amended and restated as follows:
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In connection with the Elections, no later than 90 days after the Closing Date, Burress Shareholders and H&E shall act together in good faith to (i) determine and agree upon the amount of the “adjusted grossed-up basis” and “aggregate deemed sales price” of the assets of Burress (within the meaning of Treas. Reg. § 1.338(h)(10)-1(d)(2),(3)), which “adjusted grossed-up basis” and “aggregate deemed sales price” shall be determined in a manner consistent with the Closing Estimates.
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All other references to “Purchase Price” in the Agreement and Plan of Merger are hereby deleted.
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          (e) The following definition is hereby added to Schedule A to the Agreement and Plan of Merger:

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          “Amended and Restated Disclosure Schedules” means the Amended and Restated Disclosure Schedules delivered on the Closing Date by Burress Shareholders to H&E.
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     3. Amendment of Specific Provisions.
          (a) The first clause of Section 2.2(b) of the Agreement and Plan of Merger is hereby amended and restated as follows:
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          (b) Not later than 12:00 noon (Eastern Standard Time) on September 4, 2007, but subject to the provisions of Sections 4.2 (including Section 4.2(a)(iii)):
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          (b) Section 2.2 (e) of the Agreement and Plan of Merger is hereby amended and restated as follows:
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          (e) Burress Shareholders Representative, as the Exchange Agent, shall be solely responsible for the determination of the holders of the Burress Equity Equivalents and the amount of Burress Equity Equivalents owned by such holders. In the event that any Person shall claim to be the holder of Burress Equity Equivalents, none of H&E, HE-JWB or Burress shall have any Liability to such Person (whether for the payment of any Merger Consideration per Burress Share or otherwise), and such Person shall be entitled solely to assert claims, if any otherwise exist, against Burress Shareholders Representative for any payment to which such Person may be entitled in respect of such Person’s Burress Equity Equivalents.
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          (c) Section 2.3 (c) of the Agreement and Plan of Merger is hereby amended and restated as follows:
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          (c) In the event that the Post-Closing Calculations indicate that an aggregate net adjustment to the items included in the Closing Estimates is warranted, then an additional payment by H&E to Burress Shareholders Representative, or a repayment by Burress Shareholders Representative to H&E out of the Closing Net Proceeds to Burress Shareholders delivered by H&E to Burress Shareholders as of the Funding Time (or failing any such payment being made, a payment from the Escrow (as defined in the Escrow Agreement), shall be promptly made. In computing such adjustment, (i) any positive Short Period Tax Adjustment shall be treated as an amount due by H&E to Burress Shareholders Representative, and (ii) any negative Short Period Tax Adjustment shall be treated as a repayment due from Shareholders Representative to H&E out of the Closing Net Proceeds to Burress Shareholders, such payment to be made promptly from the Reserve Account.
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          (d) Section 3.2 of the Agreement and Plan of Merger is hereby amended and restated as follows:
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          Section 3.2. Effective Time. On September 4, 2007, HE-JWB and Burress shall cause articles of merger, complying with the requirements of the Virginia Act and in form and substance satisfactory to H&E, Burress and Burress Shareholders Representative (the “Articles of Merger”), to be filed with the State Corporation Commission of the Commonwealth of Virginia. The Articles of Merger shall state that the Merger shall be effective as of 12:01 AM (Eastern Standard Time) on September 1, 2007 (the “Effective Time”).
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          (e) Section 4.1 of the Agreement and Plan of Merger is hereby amended and restated as follows:
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          Section 4.1. Closing Date and Place. The closing of the Transaction (the “Closing”) shall take place at the offices of Dechert LLP, 30 Rockefeller Plaza, New York, New York, as of midnight (Eastern Standard Time) on August 31, 2007, provided that the conditions set forth in Section 4.2 have been satisfied or waived by the Party for whose benefit such conditions exist. The date of the Closing is herein called the “Closing Date”. From and after midnight (Eastern Standard Time) on August 31, 2007, the business and operations of Burress shall be solely for the benefit of H&E, and the current board of directors and Burress Shareholders shall not exercise any authority over the business, operations or assets of Burress except as otherwise directed by H&E and except to effect the filing of the Articles of Merger pursuant to Section 3.2.
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          (f) Section 6.6 of the Agreement and Plan of Merger is hereby amended and restated as follows:
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          Section 6.6. Title to Shares. Immediately prior to the Effective Time, the Burress Equity Equivalents set forth on Disclosure Schedule 5.5 will be owned of record and beneficially by the Burress Shareholder free and clear of all Liens and restrictions on transfer other than under applicable securities Laws, except for Liens described on Disclosure Schedule 6.6 which will be satisfied in full by Burress Shareholders as of the Closing Date.
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          (g) Section 4.2(b)(iv) of the Agreement and Plan of Merger is hereby amended and restated as follows:
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          (iv) Affiliate Transactions. Each and every Affiliate Agreement and Affiliate Obligation, other than the Continuing Affiliate Agreements, shall have been canceled and released as of the Closing Date. The Lease Agreement dated December 1, 2005 between Financial Acquisitions, LLC and J.W. Burress, Incorporated (the “Warrenton Lease”), the Lease dated September 29, 2004 between Financial Investments, LLC and J.W. Burress, Inc. (the “Columbia Lease”), and the Lease dated October 26, 2006 between Financial Acquisitions, LLC and J.W. Burress, Inc. (the “Greenville Lease”), as the foregoing are amended and in effect on the date hereof, shall have been modified as to the economic terms thereof in an manner satisfactory to H&E based on a market valuation of the Warrenton Lease, the Columbia Lease and the Greenville Lease and the location of the applicable premises, such valuation to be conducted by an appraiser or valuation firm satisfactory to H&E.
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          (h) Section 10.2(a)(iii)(G) of the Agreement and Plan of Merger is hereby amended and restated as follows:
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          (G) (1) any Liability of Burress arising as of or prior to the Effective Time to indemnify any director, officer or other Person in connection with their service to, employment by or retention by Burress or Burress Shareholders; and (2) with respect to any insurance obtained by Burress pursuant to Section 8.13, any deductible or reimbursement amount or obligation payable by or of Burress under any such insurance, and any aggregate premiums payable by Burress in excess of $18,000, notwithstanding that H&E shall not have objected to such insurance as not in compliance with the Permitted D&O Insurance requirements of Section 8.13;
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          (i) Section 10.2(a)(iii)(M) of the Agreement and Plan of Merger is hereby amended and restated as follows:
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          (M) any Liability of Burress relating to (1) William Gieder’s accident and ear injury on March 7, 2005 (referred to as the “South Carolina Employment Matter” in Item 3 of Disclosure Schedule 5.13), (2) the traffic accident on October 10, 2005 in Greensboro, North Carolina involving a Finn Bark Blower described in Item 3 of Disclosure Schedule 5.18, (3) the “Taylor Employment Matter” referred to in Item 2 of Disclosure Schedule 5.13, and (4) the “South Carolina Employment Matter” referred to in Item 3 of Disclosure Schedule 5.13, and the “Bryant Industrial Matter” and the “Berkley Matter” referred to in Items 7 and 8 of Disclosure Schedule 5.7.
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          (j) The Agreement and Plan of Merger is hereby amended to add the following Section 5.26 and Schedule F hereto:
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     Section 5.26. Certain Bonus-Severance-Termination Liabilities. The employees identified on Schedule F shall be entitled to receive payments in the amounts (less applicable withholding taxes and other withholding obligations) and at such times specified on Schedule F, subject to the provisions of this Section 5.26. The amount of such payments shall be Third Party Payments and shall reduce the Closing Net Proceeds to Burress Shareholders regardless of when paid or expected to be paid. However, to the extent not paid in accordance with Schedule F, the amount of such Third Party Payments which have reduced the Closing Net Proceeds to Burress Shareholders shall be remitted by H&E Burress to Burress Shareholders Representative promptly following any determination that the specified employees are not entitled to receive the payments. Neither the provisions of this Section 5.26 nor any intention to make the payments specified on Schedule F to any employee shall impose upon Burress or H&E any obligation to continue the employment of any such employee or establish any other employment obligation of Burress or H&E with respect to such employee, and H&E and Burress shall be entitled to rely upon the directions of Burress Shareholders Representative as to whether any of the specified employees are entitled to receive the payments.
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     4. Any Consent obtained under the Floorplan and Security Agreement dated September 19, 2002 by and between J.W. Burress, Inc. and Hitachi Credit America Corp., including any intercreditor agreement entered into by Hitachi Credit America Corp. with respect thereto, shall not constitute a satisfactory Hitachi Consent for any purpose under the Agreement and Plan of Merger.
     5. Amendment of Schedules and Exhibits.
          (a) Schedule D (“Identified Environmental Remediation”) to the Agreement and Plan of Merger is hereby amended and restated in the manner set forth on Schedule D hereto.
          (b) Exhibit A (“Escrow Agreement”) to the Agreement and Plan of Merger is hereby amended and restated in the manner set forth on Exhibit A hereto.
          (c) Exhibit B (“Amended and Restated Articles of Incorporation”) to the Agreement and Plan of Merger is hereby amended and restated in the manner set forth on Exhibit B hereto.
     6. Transaction Document. This Amendment shall constitute a Transaction Document.
[Signature Pages Follow]

     In witness whereof, the Parties have caused this Amendment to be duly executed as of the day and year first above written.

H&E Equipment Services, Inc.		HE-JWB Acquisition, Inc.

By:	/s/ John Engquist	By:	/s/ John Engquist

	John Engquist		John Engquist
	President		President

J.W. Burress, Incorporated

By:	/s/ Richard S. Dudley

Richard S. Dudley
President
Burress Shareholders

/s/ Richard S. Dudley	/s/ Richard D. Graves

Richard S. Dudley	Richard D. Graves

/s/ Leroy W. Perry III	/s/ William I. Daly

Leroy W. Perry III	William I. Daly

/s/ Steven M. Reynolds	/s/ David R. Nash

Steven M. Reynolds	David R. Nash

/s/ Michael R. Craver

Michael R. Craver
/s/ Richard S. Dudley

Richard S. Dudley,
in his capacity as Burress Shareholders Representative and Exchange Agent
Amendment No. 1 to Agreement and Plan of Merger dated as of August 31, 2007

           Schedule D to Amendment No. 1 to Agreement and Plan of Merger
Identified Environmental Remediation
Attached

          Schedule F to Amendment No. 1 to Agreement and Plan of Merger
Certain Bonus-Severance-Termination Liabilities
Attached

           Exhibit A to Amendment No. 1 to Agreement and Plan of Merger
Escrow Agreement;
Attached

           Exhibit B to Amendment No. 1 to Agreement and Plan of Merger
Amended and Restated Articles of Incorporation
Attached